Exhibit 10.16

January 31, 1997



Kimberly P. Ferryman
Richmond, Virginia

Dear  Mrs. Ferryman,

This letter is to advise you of certain actions taken by the Board of Directors of Eskimo Pie Corporation (the Company") in connection with your continued employment by the Company.

In consideration of your decision to remain with the Company and your commitment to use your best efforts to promote the success of the Company's business, the Company will make the provisions set forth in this letter for your benefit in the event your employment is terminated or altered under the following circumstances. The Company will pay you a severance payment in the amount set forth in the next paragraph if, within a period of (12) months of the date of this letter, the Board of Directors employs an individual to serve as President and/or Chief Executive Officer not previously in the employ of the Company and such individual determines either, (1) at the time of his or her employment or
(b) within (6) months thereafter, to terminate your employment or to materially alter the terms and conditions of our employment in a manner adverse to you.

Such severance payment will be an amount equal to not less than (12) months base salary (based upon the amount of your annual base compensation in effect at the time of the termination), plus the amount of any bonus paid for the year immediately preceding the year in which such termination takes place. The severance payment will be payable at the option of the Company either in a lump sum or in (12) equal monthly installments, subject to applicable withholding.

You understand that this severance payment is a benefit to which you would not otherwise be entitled and that this letter does not confer upon you any right to continue in the employ of the Company. Please confirm your understanding by signing below.

                                        ESKIMO PIE CORPORATION


                                        By   /s/ Arnold H. Dreyfuss
                                                 Arnold H. Dreyfuss
                                                 Interim Chief Executive Officer
ACKNOWLEDGED:

/s/  Kimberly P. Ferryman
Employee Signature

January 31, 1997
Date


                                       45